Exhibit 99.1

Contact:	John Ambler	FOR IMMEDIATE RELEASE
(817) 867-6407

Burlington Northern Santa Fe Corporation Elects Dr. Cynthia Ann Telles to its Board

FORT WORTH, Texas, September 28, 2009 – The Board of Directors of Burlington Northern Santa Fe Corporation (NYSE:BNI) today announced the election of Dr. Cynthia Ann Telles to its Board. Dr. Telles is a professor in the UCLA School of Medicine and the Director of the Spanish Speaking Psychosocial Clinic of the UCLA Neuropsychiatric Institute and Hospital. The appointment is effective September 24, 2009.

In making the announcement, Matthew K. Rose, BNSF chairman, president and chief executive officer, said, “We are delighted to welcome Dr. Telles to our Board. She adds a unique, new perspective to our Board with her distinguished 30-year career in medicine at UCLA as well as more than 25 years of experience in public service.”

Dr. Telles serves on the boards of the Americas United Bank, Kaiser Foundation Health Plan and Hospitals, Inc., The California Endowment, serving as Board Chair from April 2004 to April 2006, the Performing Arts Center of Los Angeles County, the California Community Foundation, the Los Angeles Child Guidance Clinic, and the National Alliance for Hispanic Health. She previously served on the board of the United California Bank (formerly Sanwa Bank of California) for eight years.

She is a member of the Mental Health Task Force for the Carter Center in Atlanta. She was appointed to the National Advisory Council to the Substance Abuse and Mental Health Services Administration (Department of Health and Human Services) during the Clinton administration, and served as Chair of the Board of the National Coalition of Hispanic Health and Human Service Organizations in Washington, D.C.

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Dr. Telles served as commissioner of the City of Los Angeles for 13 years, led the Los Angeles Commission on the Status of Women, served as vice president of the Los Angeles City Ethics Commission, was vice president of the Los Angeles Board of Library Commissioners, and was a member of the Los Angeles Commission on Children, Youth and Families.

Dr. Telles received her bachelor’s degree from Smith College in Northhampton, Mass., and her doctorate degree in clinical psychology from Boston University. She has published extensively in the area of mental health, particularly with respect to the assessment and treatment of Hispanic populations.

Burlington Northern Santa Fe Corporation’s subsidiary BNSF Railway Company operates one of the largest railroad networks in North America, with about 32,000 route miles in 28 states and two Canadian provinces. The railway is among the world’s top transporters of intermodal traffic, moves more grain than any other North American railroad, transports the components of many of the products we depend on daily, and hauls enough low-sulfur coal to generate about ten percent of the electricity produced in the United States. BNSF is an industry leader in Web-enabling a variety of customer transactions at www.bnsf.com.

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